Exhibit 99.1

NEWS

INVESTOR CONTACTS:	FOR IMMEDIATE RELEASE

Chris Ingham
Executive Director of Financial Planning
(727) 579-5020

MEDIA CONTACT FOR CATALINA MARKETING:
Nicole Andriso
Director, Public Relations
(727) 563-5822

MEDIA CONTACT FOR HELLMAN & FRIEDMAN:
Steve Bruce/Monica Everett
The Abernathy MacGregor Group
(212) 371-5999

Catalina Marketing (POS) Stockholders Vote in Favor of Merger with Hellman & Friedman

ST.PETERSBURG, FL, August 13, 2007 – Catalina Marketing Corporation (NYSE: POS) announced today that its stockholders voted at a special stockholder meeting to approve the previously announced merger agreement providing for the acquisition of Catalina by funds affiliated with Hellman & Friedman LLC.  Stockholders representing approximately 69% of the total number of shares outstanding and entitled to vote voted in favor of the adoption of the merger agreement.  Stockholders representing in excess of 84% of the outstanding shares as of the record date, June 28, 2007, were present in person or represented by proxy.  Under the terms of the merger agreement, Catalina stockholders will be entitled to receive $32.50 per share in cash, without interest, for each share of Catalina common stock held.  The merger is anticipated to close in the fall of 2007.

About Catalina Marketing Corporation
Based in St. Petersburg, FL, Catalina Marketing Corporation (www.catalinamarketing.com) was founded over 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company's targeted marketing programs, as well as its research programs, are never sold or provided to any outside party without the express permission of the consumer.

Cautionary Statement
Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with funds affiliated with Hellman & Friedman LLC, the outcome of any legal proceedings that have been or may be instituted against the company related to the merger agreement; the inability to complete the merger due to the failure to satisfy other conditions to completion of the merger; and risks that the proposed transaction diverts management or disrupts current plans and operations and any potential difficulties in employee retention as a result of the merger and the impact of the substantial indebtedness to be incurred to finance the consummation of the merger.

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